MERCHANTS & MANUFACTURERS BANCORPORATION, INC.

REEDSBURG BANCORPORATION, INC.

*** JOINT PRESS RELEASE ***

Merchants and Manufacturers Bancorporation, Inc.

Completes the Acquisition of Reedsburg Bancorporation, Inc .

Brookfield, Wisconsin and Reedsburg, Wisconsin, November 3, 2003 - Merchants and Manufacturers Bancorporation, Inc. (“Merchants”) and Reedsburg Bancorporation, Inc. (“Reedsburg”) announced today that the two organizations have completed the acquisition of Reedsburg by Merchants. The shareholders of Reedsburg overwhelmingly approved the acquisition at a special meeting held on October 30, 2003.

Under the terms of the merger, Reedsburg shareholders will receive $900 per share, resulting in an aggregate value of $36 million. Shareholders will receive a combination of approximately 85% cash and notes and 15% Merchants stock. Merchants will issue up to $20 million of the total consideration in notes. The daily average price of Merchants stock during the valuation period as specified in the merger agreement was $36.759, resulting in an exchange ratio of 3.6726 shares of Merchants stock for Reedsburg stock payable in Merchants stock. Thus, each Reedsburg share will be exchanged for $765 of cash or notes and 3.6726 shares of Merchants stock.

Speaking on behalf of Merchants, Chairman Michael Murry stated: “Reedsburg is an extremely high quality institution with a strong community banking culture in a dynamic and growing community. We are delighted to be joined by an organization such as Reedsburg, with their talented staff and a proven history of community involvement and serving customers.”

Mel Hahs, President and CEO of Reedsburg noted: “Combining the resources and strengths of Merchants with those of Reedsburg will be extremely beneficial to our customers, employees and the Reedsburg community. We now have the ability to provide additional products and services to our customers while keeping our strong community banking culture. We eagerly await the many opportunities ahead of us.”

Reedsburg, with assets of $142 million as of September 30, 2003, has four locations in central Wisconsin. The bank’s main office is located in downtown Reedsburg, just 50 miles northwest of Madison, WI. The bank also has a drive-through location in Reedsburg and two additional branch locations in North Freedom and Lime Ridge.

Merchants is a multi-bank holding company headquartered in Brookfield, Wisconsin, a suburb of Milwaukee. Merchants operates five banks in Wisconsin (Lincoln State Bank, Franklin State Bank, Grafton State Bank, Community Bank of Oconto County, and Fortress Bank of Westby), one bank in Minnesota (Fortress Bank, N.A.) and one bank in Iowa (Fortress Bank of Cresco). The bank subsidiaries operate 34 offices in the communities they serve.

In addition, Merchants offers residential mortgage services through CBG Mortgage, Inc., a full range of investment and insurance products through Link Community Financial Services, LLC and tax preparation services through Keith C. Winters & Associates, LTD. Merchants’ shares trade on the “bulletin-board” section of the NASDAQ Stock Exchange under the symbol “MMBI.”

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants, Reedsburg and the combined company, which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such a difference are included in various documents filed by Merchants with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov or from Merchants.

For more information contact:

Michael J. Murry
Chairman, Merchants & Manufacturers Bancorporation, Inc.
(414) 425-5334

Mel Hahs
President &CEO, Reedsburg Bancorporation, Inc.
(608) 524-8251